Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedule of Entergy Corporation and Subsidiaries, and the effectiveness of Entergy Corporation and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Entergy Corporation and Subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
May 29, 2015